EXHIBIT 10.64

SUMMARY OF 2007 BONUS AWARD SCHEDULE

The following summarizes the amounts awarded to the Chairman of the Board and Chief Executive Officer of Pinnacle Entertainment, Inc. (the “Company”), Daniel R. Lee, for 2007 as a bonus. A portion of the bonus was deferred as permitted by and under the terms of Mr. Lee’s employment agreement:

Name and Title	2007 Cash Portion of Bonus	2007 Deferred Portion of Bonus
Daniel R. Lee, Chairman of the Board and Chief Financial Officer	$513,292.50	$219,982.50

The deferred portion of the bonus will be deferred and paid over three years, one-third on each anniversary of such year’s bonus payment date.